ISSN 1718-8369	Exhibit (99.7)

Volume 2, number 6	November 29, 2007

AS AT SEPTEMBER 30, 2007

September 2007 highlights

☐            In September 2007, the consolidated budgetary balance for the purposes of the Balanced Budget Act shows revenue running ahead of expenditure by $1.1 billion.

☐            Budgetary revenue amounts to $5.7 billion, an increase of $562 million compared to last year. Own-source revenue stands at $4.6 billion, while federal transfers amount to $1.1 billion.

☐            Program spending amounts to $4.0 billion, comparable to last year’s amount.

☐            Debt service stands at $565 million, up $46 million compared to September 2006.

☐            The net results of the Generations Fund amount to $25 million.

	September		April to September		2007-2008 Budget
						Growth
	2006[1]	2007	2006-2007[1]	2007-2008	2007-2008%

BUDGETARY REVENUE
Own-source revenue	4 195	4 600	23 495	24 396	47 953	- 2.7
Federal transfers	932	1 089	5 442	6 534	13 174	19.6
Total	5 127	5 689	28 937	30 930	61 127	1.4
BUDGETARY EXPENDITURE
Program spending	- 4 070	- 3 988	- 26 126	- 27 137	- 53 913	4.1
Debt service	- 519	- 565	- 3 401	- 3 453	- 7 244	4.0
Total	- 4 589	- 4 553	- 29 527	- 30 590	- 61 157	4.1
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	- 49	- 67	114	- 20	30	—
Additional deposit in the Generations Fund	—	—	—	—	- 200	—
Use of part of the budgetary reserve	—	—	—	—	200	—
CONSOLIDATED BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	489	1 069	- 476	320	0	—
Net results of the Generations Fund[2]	—	25	—	156	653	—
CONSOLIDATED BUDGETARY BALANCE	489	1 094	- 476	476	653	—

1              Some comparative figures for 2006-2007 have been reclassified for consistency with the presentation adopted in 2007-2008.

2              The Generations Fund began operations on January 1, 2007.

Cumulative results as at September 30, 2007

Budgetary balance

☐            For the first half of the current year, the consolidated budgetary balance for the purposes of the Balanced Budget Act shows revenue exceeding expenditure by $320 million. This is an improvement of $796 million compared to last year’s results.

Budgetary revenue

☐            Budgetary revenue since the beginning of the year amounts to $30.9 billion, an increase of $2.0 billion compared to the same period last year.

☐            Own-source revenue stands at $24.4 billion, $901 million more than as at September 30, 2006. This improvement is attributable in particular to the growth of the economy, resulting in increased revenue from personal income tax and the sales tax.

☐            Federal transfers amount to $6.5 billion for the first six months of the current fiscal year, an increase of $1.1 billion compared to the same period in 2006-2007.

Budgetary expenditure

☐            As at September 30, 2007, budgetary expenditure amounts to $30.6 billion, an increase of $1.1 billion compared to last year.

☐            Program spending is up by $1.0 billion compared to last year and stands at $27.1 billion. The most significant changes are in the health and social services ($511 million) and the education and culture ($363 million) missions.

☐            Debt service amounts to $3.5 billion, up $52 million compared to September 30, 2006.

Generations Fund

☐            The net results of the Generations Fund amount to $156 million.

Net financial requirements

☐            For the period from April to September 2007, net financial requirements stand at $1.7 billion, a decline of $1.7 billion compared to last year.

☐            This reduction is attributable to the $952-million improvement in the budgetary balance and a decline in non-budgetary requirements of $755 million.

	September			April to September
	2006	2007	Changes	2006-2007	2007-2008	Changes
BUDGETARY REVENUE
Own-source revenue	4 195	4 600	405	23 495	24 396	901
Federal transfers	932	1 089	157	5 442	6 534	1 092
Total	5 127	5 689	562	28 937	30 930	1 993
BUDGETARY EXPENDITURE
Program spending	- 4 070	- 3 988	82	- 26 126	- 27 137	- 1 011
Debt service	- 519	- 565	- 46	- 3 401	- 3 453	- 52
Total	- 4 589	- 4 553	36	- 29 527	- 30 590	- 1 063
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	- 49	- 67	- 18	114	- 20	- 134
CONSOLIDATED BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	489	1 069	580	- 476	320	796
Net results of the Generations Fund	—	25	25	—	156	156
CONSOLIDATED BUDGETARY BALANCE	489	1 094	605	- 476	476	952
Consolidated non-budgetary surplus (requirements)	- 861	- 752	109	- 2 939	- 2 184	755
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 372	342	714	- 3 415	- 1 708	1 707

	September			April to September
			Changes			Changes
Revenue by source	2006	2007	%	2006-2007	2007-2008%
BUDGETARY REVENUE

Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 055	2 175	5.8	8 597	9 557	11.2
Contributions to Health Services Fund	440	462	5.0	2 597	2 669	2.8
Corporate taxes	146	101	- 30.8	1 848	1 911	3.4
Consumption taxes	1 104	1 492	35.1	6 344	6 917	9.0
Other sources	205	177	- 13.7	1 218	1 387	13.9
Total	3 950	4 407	11.6	20 604	22 441	8.9
Revenue from government enterprises	245	193	- 21.2	2 891	1 955	- 32.4
Total own-source revenue	4 195	4 600	9.7	23 495	24 396	3.8
Federal transfers
Equalization	467	597	27.8	2 739	3 580	30.7
Health transfers	300	308	2.7	1 802	1 849	2.6
Transfers for post-secondary education and other social programs	87	114	31.0	521	685	31.5

Other programs	78	70	- 10.3	380	420	10.5
Total federal transfers	932	1 089	16.8	5 442	6 534	20.1
TOTAL BUDGETARY REVENUE	5 127	5 689	11.0	28 937	30 930	6.9

	September			April to September
			Changes			Changes
Expenditures by mission	2006	2007	%	2006-2007	2007-2008%
BUDGETARY EXPENDITURE

Program spending
Health and Social Services	1 722	1 728	0.3	11 096	11 607	4.6
Education and Culture	1 050	1 020	- 2.9	7 079	7 442	5.1
Economy and Environment	510	499	- 2.2	3 106	3 250	4.6
Support for Individuals and Families	429	425	- 0.9	2 582	2 653	2.7
Administration and Justice	359	316	- 12.0	2 263	2 185	- 3.4
Total program spending	4 070	3 988	- 2.0	26 126	27 137	3.9
Debt service	519	565	8.9	3 401	3 453	1.5
TOTAL BUDGETARY EXPENDITURE	4 589	4 553	- 0.8	29 527	30 590	3.6

For technical information concerning this monthly report, please contact Luc Monty at (418) 691-2225.

This publication is also available on the web at: www.finances.gouv.qc.ca.